Exhibit 99.6

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer
-or-
Andrew Mathias
Chief Investment Officer
(212) 594-2700

SL Green Realty Corp. Strategically Acquires
Two Premier Suburban Office Properties
***
Adds 300 Main Street in Stamford, CT &
399 Knollwood Road in White Plains, NY to Portfolio

New York, NY, January 30, 2007 — SL Green Realty Corp. (NYSE: SLG) today announced that it is has acquired 300 Main Street in Stamford, Connecticut and 399 Knollwood Road in White Plains, New York for $46.6 million, or $167 per square foot, inclusive of 50,000 square feet of garage parking at 300 Main Street, from affiliates of RPW Group.

Situated in downtown Stamford, 300 Main Street is a 132,696 square foot, eight-story commercial office and retail building.  The property, which was last renovated in 2002, is home to a quality tenancy including Wachovia, Elizabeth Arden and Putnam Investments.  Currently the building is 88.9% occupied, including retail space which is 100% occupied to tenants LSM Enterprises and Wachovia.

399 Knollwood Road is a 146,156 square foot, three-story office and retail building located directly off the Westchester Expressway in White Plains, New York.  The 97.4% occupied property, which was constructed in 1985, boasts Metlife and NYS Grievance as tenants.  The retail space at 399 Knollwood is 100% leased to UPS and an on-site café.

Andrew Mathias, Chief Investment Officer of SL Green, stated, “The acquisition of 300 Main Street and 399 Knollwood Road is a strategic fit with of the recently acquired Reckson
Portfolios in Westchester and Stamford.  The former Reckson teams in both submarkets will maximize value at both properties via their superior micro-market knowledge and extensive relationships thereby providing SL Green with a competitive advantage in these high-barrier-to-entry markets.”

The transaction closed in January of 2007.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.  As of December 31, 2006, the Company owned 28 office properties totaling 19.0 million square feet. The Company’s retail space ownership totals 296,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.